Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060	NEWS RELEASE

PROVIDENT FINANCIAL HOLDINGS REPORTS
FOURTH QUARTER AND FISCAL 2019 RESULTS

Riverside, Calif. – July 30, 2019 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced fourth quarter and full year earnings results for the fiscal year ended June 30, 2019.
            For the quarter ended June 30, 2019, the Company reported net income of $787,000, or $0.10 per diluted share (on 7.63 million average diluted shares outstanding), down 44 percent from the net income of $1.40 million, or $0.18 per diluted share (on 7.59 million average diluted shares outstanding), in the comparable period a year ago. Compared to the same quarter last year, the decrease in earnings was primarily attributable to a $3.02 million decrease in the gain on sale of loans and a $744,000 increase in equipment expenses, partly offset by a $2.72 million decrease in salaries and employee benefits expense and a $604,000 decrease in the provision for income taxes.
“I am pleased with how we have positioned the Company to take advantage of future opportunities.  Capital levels are strong and consistent with our business plan and capital management goals.  Our credit quality metrics are very good resulting from our disciplined credit culture, our net interest margin has improved during the fiscal year as a result of our strong deposit franchise, and we are well positioned to capitalize on growth opportunities in the markets we serve,” said Craig G. Blunden, Chairman and Chief

Executive Officer of the Company.  “Additionally, we have largely completed the process of scaling back our operations regarding the origination of salable single-family mortgage loans but we still have some work to do in improving the volume of portfolio single-family mortgage loan originations,” Mr. Blunden concluded.
Return on average assets for the fourth quarter of fiscal 2019 was 0.29 percent compared to 0.48 percent for the same period of fiscal 2018; and return on average stockholders’ equity for the fourth quarter of fiscal 2019 was 2.60 percent compared to 4.65 percent for the comparable period of fiscal 2018.
On a sequential quarter basis, the $787,000 net income for the fourth quarter of fiscal 2019 reflects a $938,000 increase from the net loss of $151,000 in the third quarter of fiscal 2019. The increase in earnings for the fourth quarter of fiscal 2019 compared to the net loss in the third quarter of fiscal 2019 was primarily attributable to a $3.90 million decrease in salaries and employee benefit expenses, partly offset by a $1.70 million decrease in the gain on sale of loans, a $724,000 increase in equipment expenses and the $266,000 provision for income taxes in the fourth quarter of fiscal 2019 in contrast to the $189,000 benefit from income taxes in the third quarter of fiscal 2019 (a $455,000 difference). Diluted earnings (loss) per share for the fourth quarter of fiscal 2019 were $0.10 per share, up from the $(0.02) loss per share during the third quarter of fiscal 2019. Return (loss) on average assets was 0.29 percent for the fourth quarter of fiscal 2019 compared to (0.05) percent in the third quarter of fiscal 2019; and return (loss) on average stockholders’ equity for the fourth quarter of fiscal 2019 was 2.60 percent, compared to (0.49) percent for the third quarter of fiscal 2019.

For the fiscal year ended June 30, 2019 net income increased $2.29 million, or 107 percent, to $4.42 million from $2.13 million in the comparable period ended June 30, 2018; and diluted earnings per share for the fiscal year ended June 30, 2019 increased 107 percent to $0.58 per share (on 7.60 million average diluted shares outstanding) from $0.28 per share (on 7.70 million average diluted shares outstanding) for the prior fiscal year. Compared to the last fiscal year, the increase in earnings was primarily attributable to (a) the one-time, non-cash, net tax charge of $1.87 million from the net deferred tax assets revaluation required by the Tax Cuts and Jobs Act consistent with the lower corporate federal income tax rate applied in the second quarter of fiscal 2018 (not replicated this fiscal year), (b) the $3.42 million litigation reserve recognized in fiscal 2018 (not replicated this fiscal year), (c) a $1.87 million increase in net interest income, (d) a $4.67 million decrease in salaries and employee benefits expense and (e) the application of the lower statutory income tax rate of 29.56% this fiscal year as compared to the blended statutory income tax rate of 35.86% during last fiscal year, partly offset by an $8.67 million decrease in the gain on sale of loans, a $524,000 decrease in loan servicing and other fees and an $898,000 increase in equipment expenses.
Net interest income increased $63,000, or one percent, to $9.37 million in the fourth quarter of fiscal 2019 from $9.31 million for the same quarter of fiscal 2018, attributable to an increase in the net interest margin, partly offset by a lower average interest-earning assets balance.  The net interest margin during the fourth quarter of fiscal 2019 increased 24 basis points to 3.52 percent from 3.28 percent in the same quarter last year, primarily due to an increase in the average yield of interest-earning assets resulting primarily from the rise in interest rates over the last year and a slight decrease in the average cost of interest-bearing liabilities. The average yield on interest-earning assets increased by 22 basis points to 4.06 percent in the fourth quarter of fiscal 2019 from 3.84 percent in the same quarter last year; while the average cost of interest-bearing liabilities decreased by three basis points to 0.60 percent in the fourth quarter of fiscal 2019 from 0.63 percent in the same quarter last year. The average balance of interest-earning assets decreased by $71.0 million, or six percent, to $1.06 billion in the fourth quarter of fiscal 2019 from $1.14 billion in the same quarter last year. The average balance of interest-bearing liabilities decreased by $72.1 million, or seven percent, to $955.5 million in the fourth quarter of fiscal 2019 from $1.03 billion in the same quarter last year.
The average balance of loans receivable, including loans held for sale, decreased by $106.6 million, or 11 percent, to $879.8 million in the fourth quarter of fiscal 2019 from $986.4 million in the same quarter of fiscal 2018, primarily due to decreases in both the average balance of loans held for sale (attributable to the previously disclosed scaling back of saleable single-family loan originations) and, to a lesser extent, loans held for investment. The average yield on loans receivable increased by 22 basis points to 4.35 percent in the fourth quarter of fiscal 2019 from an average yield of 4.13 percent in the same quarter of fiscal 2018 reflecting the rise in interest rates over the last year as the predominantly adjustable rate loan portfolio repriced upward and new loans were originated at higher market interest rates.  Also, the increase in the average loan yield was attributable to an increase in the average yield of loans held for investment, partly offset by a decrease in the average yield of loans held for sale. The average balance of loans held for investment in the fourth quarter of fiscal 2019 was $872.0 million with an average yield of 4.35 percent, down from $904.8 million with an average yield of 4.09 percent in the same quarter of fiscal 2018.  The average balance of loans held for sale in the fourth quarter of fiscal 2019 was $7.8 million with an average yield of 4.29 percent, down from $81.6 million with an average yield of 4.56 percent in the same quarter of fiscal 2018. Loan principal payments received in the fourth quarter of fiscal 2019 were $54.8 million, compared to $64.6 million in the same quarter of fiscal 2018.
The average balance of investment securities increased by $5.2 million, or five percent, to $105.0 million in the fourth quarter of fiscal 2019 from $99.8 million in the same quarter of fiscal 2018. The increase was primarily attributable to purchases of mortgage-backed securities, partly offset by principal payments received on mortgage-backed securities.  The average yield on investment securities increased 97 basis points to 2.52 percent in the fourth quarter of fiscal 2019 from 1.55 percent for the same quarter of fiscal 2018. The increase in the average yield was primarily attributable to purchases of mortgage-backed securities which had higher average yields than the existing portfolio and the repricing of variable rate investment securities to higher market interest rates.
In the fourth quarter of fiscal 2019, the Federal Home Loan Bank – San Francisco (“FHLB”) distributed $142,000 of quarterly cash dividends to the Bank on its FHLB stock, slightly higher than the amount received in the same quarter last year.
The average balance of the Company’s interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, increased $30.3 million, or 73 percent, to $71.8 million in the fourth quarter of fiscal 2019 from $41.5 million in the same quarter of fiscal 2018. The average yield earned on interest-earning deposits in the fourth quarter of fiscal 2019 was 2.35 percent, up 51 basis points from 1.84 percent in the same quarter of fiscal 2018 as a result of the impact of increases in the targeted federal funds rate.
Average deposits decreased $55.6 million, or six percent, to $854.4 million in the fourth quarter of fiscal 2019 from $910.0 million in the same quarter of fiscal 2018.  The average cost of deposits remained relatively stable, decreasing by two basis points to 0.36 percent in the fourth quarter of fiscal 2019 from 0.38 percent in the same quarter last year. Transaction account balances or “core deposits” decreased $21.9 million, or three percent, to $648.1 million at June 30, 2019 from $670.0 million at June 30, 2018, while time deposits decreased $44.5 million, or 19 percent, to $193.1 million at June 30, 2019 from $237.6 million at June 30, 2018, consistent with the Bank’s strategy to decrease the percentage of time deposits in its deposit base and its asset/liability objectives.
The average balance of borrowings, which consisted of FHLB advances, decreased $16.6 million, or 14 percent, to $101.1 million while the average cost of borrowings increased 12 basis points to 2.65 percent in the fourth quarter of fiscal 2019, compared to an average balance of $117.7 million with an average cost of 2.53 percent in the same quarter of fiscal 2018. The decrease in the average balance of borrowings was primarily due to the early payoff of $10.0 million of long-term FHLB advances and the maturity of short-term FHLB advances.
During the fourth quarter of fiscal 2019, the Company recorded a recovery from the allowance for loan losses of $25,000, as compared to a recovery from the allowance for loan losses of $189,000 recorded during the same period of fiscal 2018 and a provision for loan losses of $4,000 recorded in the third quarter of fiscal 2019 (sequential quarter).

Non-performing assets, with underlying collateral located in California, decreased $745,000, or 11 percent, to $6.2 million, or 0.57 percent of total assets, at June 30, 2019, compared to $7.0 million, or 0.59 percent of total assets, at June 30, 2018. Non-performing loans increased slightly to $6.2 million at June 30, 2019 from $6.1 million at June 30, 2018. The non-performing loans at June 30, 2019 are comprised of 20 single-family loans ($5.2 million), one construction loan ($971,000) and one commercial business loan ($41,000).  At June 30, 2019, there was no outstanding real estate owned as compared to $906,000 at June 30, 2018.
Net loan recoveries for the quarter ended June 30, 2019 were $21,000 or 0.01 percent (annualized) of average loans receivable, compared to net loan recoveries of $43,000 or 0.02 percent (annualized) of average loans receivable for the quarter ended June 30, 2018 and net loan recoveries of $15,000 or 0.01 percent (annualized) of average loans receivable for the quarter ended March 31, 2019 (sequential quarter).
Classified assets at June 30, 2019 were $16.2 million, comprised of $8.6 million of loans in the special mention category, $7.6 million of loans in the substandard category and no real estate owned; while classified assets at June 30, 2018 were $15.8 million, comprised of $7.5 million of loans in the special mention category, $7.4 million of loans in the substandard category and $906,000 in real estate owned.
For the quarter ended June 30, 2019, no new loans were restructured from their original terms and classified as restructured loans, while two previously restructured loans were upgraded to the pass category. The outstanding balance of restructured loans at June 30, 2019 was $3.8 million (eight loans), down 27 percent from $5.2 million (11 loans) at June 30, 2018, and down 17 percent from $4.6 million (10 loans) at March 31,

2019 (sequential quarter). As of June 30, 2019, one restructured loan was classified as special mention ($437,000), one restructured loan was classified as substandard accrual ($1.4 million) and six restructured loans were classified as substandard non-accrual ($1.9 million). As of June 30, 2019, 63% or $2.4 million of the restructured loans have a current payment status.
The allowance for loan losses was $7.1 million at June 30, 2019, or 0.80 percent of gross loans held for investment, compared to $7.4 million at June 30, 2018, or 0.81 percent of gross loans held for investment.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at June 30, 2019.
Non-interest income decreased by $3.27 million, or 71 percent, to $1.32 million in the fourth quarter of fiscal 2019 from $4.59 million in the same period of fiscal 2018, primarily as a result of a decrease in the gain on sale of loans during the current quarter as compared to the comparable period last year.  On a sequential quarter basis, non-interest income decreased $1.73 million, or 57 percent, primarily as a result of the decline in the gain on sale of loans.
The gain on sale of loans decreased $3.02 million, to $21,000 for the quarter ended June 30, 2019 from $3.04 million in the comparable quarter last year (reflecting primarily the impact of a substantially lower loan sale volume resulting from the previously disclosed scaling back of the saleable single-family loan originations) and decreased $1.70 million from the quarter ended March 31, 2019 (sequential quarter). Total loan sale volume, which includes the net change in commitments to extend credit on loans to be held for sale, was $1.7 million in the quarter ended June 30, 2019, down from $236.3 million in the comparable quarter last year and $95.8 million in the quarter ended March 31, 2019 (sequential quarter). The average loan sale margin from mortgage banking was 123 basis points for the quarter ended June 30, 2019, a decrease of six basis points from 129 basis points in the same quarter last year, and 56 basis points lower than the 179 basis points in the third quarter of fiscal 2019 (sequential quarter). The gain on sale of loans includes unfavorable/favorable fair-value adjustments on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net loss of $951,000 in the fourth quarter of fiscal 2019, compared to a net gain of $85,000 in the same period last year and a net loss of $778,000 in the third quarter of fiscal 2019 (sequential quarter).
In the fourth quarter of fiscal 2019, $13.7 million of loans were originated for sale, compared to $241.6 million for the same period last year and $110.7 million during the third quarter of fiscal 2019 (sequential quarter). The loan origination volume decreased from the previous year as a result of market conditions and the scaling back of the saleable single-family mortgage loan originations. Total loans sold during the quarter ended June 30, 2019 were $43.0 million, compared to $233.9 million sold during the same quarter last year and $136.7 million sold during the third quarter of fiscal 2019 (sequential quarter).  Total loan originations (including loans originated and purchased for investment and loans originated for sale) were $64.9 million in the fourth quarter of fiscal 2019, a decrease from $312.4 million in the same quarter of fiscal 2018, and lower than the $154.7 million in the third quarter of fiscal 2019 (sequential quarter).

Non-interest expenses decreased $2.16 million, or 18 percent, to $9.66 million in the fourth quarter of fiscal 2019 from $11.82 million in the same quarter last year.  The decrease was primarily due to a $2.72 million decrease in salaries and employee benefits expense, partly offset by a $744,000 increase in equipment expenses. The decrease in salaries and employee benefits expense was primarily attributable to the staff reductions in mortgage banking operations and lower variable compensation expenses resulting from a lower volume of loans originated for sale. On a sequential quarter basis, non-interest expenses decreased $3.34 million or 26 percent from $13.00 million, primarily as a result of a $3.90 million decrease in salaries and employee benefits expense (attributable primarily to the staff reductions in mortgage banking operations and lower variable compensation expenses resulting from lower loans originated for sale).
Consistent with the Company’s announcement on February 4, 2019 that it was in the best interests of the Company to scale back the saleable single-family mortgage loan originations and improve on its efforts to increase the volume of portfolio single-family mortgage loan originations, the Company recognized non-recurring costs of $2.80 million ($1.20 million in the June 2019 quarter and $1.60 million in the March 2019 quarter), which is comprised of $1.70 million in salaries and employee benefits expenses (attributable to severance and other personnel expenses), $337,000 in premises and occupancy expenses (attributable to accelerated lease expenses and accelerated depreciation of furniture and fixtures), and $758,000 in equipment expenses (attributable to termination, charge-off, or modification of data processing and other contractual arrangements).  Additionally, in fiscal 2020, the Company will incur approximately $147,000 in salaries and employee benefits expense (approximately $12,000 per month)

as a result of retention bonuses paid to certain key staff critical to growing portfolio single-family loan originations.  The $2.9 million of non-recurring costs ($2.8 million recognized in fiscal 2019 and approximately $147,000 to be recognized in fiscal 2020) is lower than the initial range reported which was estimated at $3.6 million to $4.0 million.  The Company does not anticipate any additional non-recurring costs.
The Company’s efficiency ratio in the fourth quarter of fiscal 2019 was 90 percent, an increase from 85 percent in the same quarter last year but an improvement from 103 percent in the third quarter of fiscal 2019 (sequential quarter).
The Company’s provision for income tax was $266,000 for the fourth quarter of fiscal 2019, down 69 percent from $870,000 in the same quarter last year, which includes the application of the lower statutory income tax rate of 29.56% in fiscal 2019 versus a blended statutory income tax rate of 35.86% in fiscal 2018. The Company believes that the tax provision recorded in the fourth quarter of fiscal 2019 reflects its current federal and state income tax obligations.
The Company repurchased 28,251 shares of its common stock during the quarter ended June 30, 2019 at an average cost of $20.06 per share. As of June 30, 2019, a total of 51,999 shares of the April 2018 stock repurchase plan have been purchased at an average cost of $19.74 per share, leaving 321,001 shares available for future purchases.
The Bank currently operates 13 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).
The Company will host a conference call for institutional investors and bank analysts on Wednesday, July 31, 2019 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-230-1093 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Wednesday, August 7, 2019 by dialing 1-800-475-6701 and referencing access code number 470314.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited  to increased competitive pressures; changes in the interest rate environment; secondary market conditions for loans and our ability to originate for sale and sell loans in the secondary market; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) - which are available on our website at www.myprovident.com and on the SEC’s website at www.sec.gov. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2020 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Craig G. Blunden Chairman and Chief Executive Officer	Donavon P. Ternes President, Chief Operating Officer, and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Financial Condition
(Unaudited –In Thousands, Except Share Information)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
Assets
Cash and cash equivalents	$70,632	$61,458	$67,359	$78,928	$43,301
Investment securities – held to maturity, at cost	94,090	102,510	84,990	79,611	87,813
Investment securities - available for sale, at fair value	5,969	6,294	6,563	7,033	7,496
Loans held for investment, net of allowance for loan losses of $7,076; $7,080; $7,061; $7,155 and $7,385 respectively; includes $5,094; $5,239; $4,995; $4,945 and $5,234 at fair value, respectively	879,925	883,554	875,413	877,091	902,685
Loans held for sale, at fair value	-	30,500	57,562	78,794	96,298
Accrued interest receivable	3,424	3,386	3,156	3,350	3,212
Real estate owned, net	-	-	-	524	906
FHLB – San Francisco stock	8,199	8,199	8,199	8,199	8,199
Premises and equipment, net	8,226	8,395	8,601	8,779	8,696
Prepaid expenses and other assets	14,385	15,099	15,327	15,171	16,943

Total assets	$1,084,850	$1,119,395	$1,127,170	$1,157,480	$1,175,549

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$90,184	$90,875	$78,866	$87,250	$86,174
Interest-bearing deposits	751,087	786,009	794,018	814,862	821,424
Total deposits	841,271	876,884	872,884	902,112	907,598

Borrowings	101,107	101,121	111,135	111,149	126,163
Accounts payable, accrued interest and other liabilities	21,831	20,181	20,474	22,539	21,331
Total liabilities	964,209	998,186	1,004,493	1,035,800	1,055,092

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-	-	-	-
Common stock, $.01 par value (40,000,000
  shares authorized; 18,081,365; 18,064,365;
  18,053,115; 18,048,115 and 18,033,115
  shares issued, respectively; 7,486,106;
  7,497,357; 7,506,855; 7,500,860 and
  7,421,426 shares outstanding, respectively)

	181	181	181	181	181
Additional paid-in capital	94,351	96,114	95,913	95,795	94,957
Retained earnings	190,839	191,103	192,306	191,399	190,616
Treasury stock at cost (10,559,259; 10,567,008; 10,546,260; 10,547,255 and 10,611,689 shares, respectively)
	(164,891)	(166,352)	(165,892)	(165,884)	(165,507)
Accumulated other comprehensive income, net of tax	161	163	169	189	210

Total stockholders’ equity	120,641	121,209	122,677	121,680	120,457

Total liabilities and stockholders’ equity	$1,084,850	$1,119,395	$1,127,170	$1,157,480	$1,175,549

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings Per Share)
	Quarter Ended June 30,		Fiscal Year Ended June 30,

	2019	2018	2019	2018
Interest income:
Loans receivable, net	$9,576	$10,191	$40,092	$40,016
Investment securities	661	386	2,042	1,344
FHLB – San Francisco stock	142	140	707	568
Interest-earning deposits	426	193	1,537	784
Total interest income	10,805	10,910	44,378	42,712

Interest expense:
Checking and money market deposits	101	96	428	407
Savings deposits	135	150	572	595
Time deposits	530	616	2,381	2,493
Borrowings	669	741	2,827	2,917
Total interest expense	1,435	1,603	6,208	6,412

Net interest income	9,370	9,307	38,170	36,300
Recovery from the allowance for loan losses	(25)	(189)	(475)	(536)
Net interest income, after recovery from the allowance for loan losses	9,395	9,496	38,645	36,836

Non-interest income:
Loan servicing and other fees	188	402	1,051	1,575
Gain on sale of loans, net	21	3,041	7,135	15,802
Deposit account fees	443	496	1,928	2,119
Loss on sale and operations of real estate owed acquired in the settlement of loans	-	(5)	(4)	(86)
Card and processing fees	405	415	1,568	1,541
Other	258	243	833	944
Total non-interest income	1,315	4,592	12,511	21,895

Non-interest expense:
Salaries and employee benefits	5,396	8,111	30,149	34,821
Premises and occupancy	1,133	1,305	5,038	5,134
Equipment	1,141	397	2,474	1,576
Professional expenses	493	471	1,864	1,912
Sales and marketing expenses	312	322	980	1,039
Deposit insurance premiums and regulatory assessments	129	158	590	749
Other	1,053	1,054	4,141	7,973
Total non-interest expense	9,657	11,818	45,236	53,204

Income before taxes	1,053	2,270	5,920	5,527
Provision for income taxes	266	870	1,503	3,396
Net income	$787	$1,400	$4,417	$2,131

Basic earnings per share	$0.10	$0.19	$0.59	$0.28
Diluted earnings per share	$0.10	$0.18	$0.58	$0.28
Cash dividends per share	$0.14	$0.14	$0.56	$0.56

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations – Sequential Quarters
(Unaudited – In Thousands, Except Share Information)

	Quarter Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Interest income
Loans receivable, net	$9,576	$10,011	$10,331	$10,174	$10,191
Investment securities	661	592	444	345	386
FHLB – San Francisco stock	142	144	278	143	140
Interest-earning deposits	426	386	387	338	193
Total interest income	10,805	11,133	11,440	11,000	10,910

Interest expense:
Checking and money market deposits	101	102	117	108	96
Savings deposits	135	139	147	151	150
Time deposits	530	600	630	621	616
Borrowings	669	680	715	763	741
Total interest expense	1,435	1,521	1,609	1,643	1,603

Net interest income	9,370	9,612	9,831	9,357	9,307
Provision (recovery) for loan losses	(25)	4	(217)	(237)	(189)
Net interest income, after provision (recovery) for loan losses	9,395	9,608	10,048	9,594	9,496

Non-interest income:
Loan servicing and other fees	188	262	277	324	402
Gain on sale of loans, net	21	1,719	2,263	3,132	3,041
Deposit account fees	443	471	509	505	496
Gain (loss) on sale and operations of real estate owned acquired in the settlement of loans, net	-	2	(7)	1	(5)
Card and processing fees	405	373	392	398	415
Other	258	225	161	189	243
Total non-interest income	1,315	3,052	3,595	4,549	4,592

Non-interest expense:
Salaries and employee benefits	5,396	9,292	7,211	8,250	8,111
Premises and occupancy	1,133	1,286	1,274	1,345	1,305
Equipment	1,141	417	495	421	397
Professional expenses	493	513	411	447	471
Sales and marketing expenses	312	246	253	169	322
Deposit insurance premiums and regulatory assessments	129	124	172	165	158
Other	1,053	1,122	1,059	907	1,054
Total non-interest expense	9,657	13,000	10,875	11,704	11,818

Income (loss) before taxes	1,053	(340)	2,768	2,439	2,270
Provision (benefit) for income taxes	266	(189)	810	616	870
Net income (loss)	$787	$(151)	$1,958	$1,823	$1,400

Basic earnings (loss) per share	$0.10	$(0.02)	$0.26	$0.25	$0.19
Diluted earnings (loss) per share	$0.10	$(0.02)	$0.26	$0.24	$0.18
Cash dividends per share	$0.14	$0.14	$0.14	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )
	Quarter Ended June 30,		Fiscal Year Ended June 30,
	2019	2018	2019	2018
SELECTED FINANCIAL RATIOS:
Return on average assets	0.29%	0.48%	0.39%	0.18%
Return on average stockholders’ equity	2.60%	4.65%	3.63%	1.73%
Stockholders’ equity to total assets	11.12%	10.25%	11.12%	10.25%
Net interest spread	3.46%	3.21%	3.40%	3.13%
Net interest margin	3.52%	3.28%	3.47%	3.19%
Efficiency ratio	90.38%	85.03%	89.26%	91.42%
Average interest-earning assets to average
interest-bearing liabilities	111.45%	110.53%	111.14%	110.66%

SELECTED FINANCIAL DATA:
Basic earnings per share	$ 0.10	$ 0.19	$ 0.59	$0.28
Diluted earnings per share	$ 0.10	$ 0.18	$ 0.58	$0.28
Book value per share	$ 16.12	$16.23	$16.12	$16.23
Shares used for basic EPS computation	7,496,457	7,448,037	7,484,925	7,542,071
Shares used for diluted EPS computation	7,626,661	7,594,698	7,596,268	7,700,371
Total shares issued and outstanding	7,486,106	7,421,426	7,486,106	7,421,426

LOANS ORIGINATED FOR SALE:
Retail originations	$ 9,593	$152,600	$296,992	$ 679,504
Wholesale originations	4,057	89,047	170,102	506,492
Total loans originated for sale	$13,650	$241,647	$467,094	$1,185,996

LOANS SOLD:
Servicing released	$40,956	$228,903	$551,754	$1,174,618
Servicing retained	2,003	4,992	7,196	27,566
Total loans sold	$42,959	$233,895	$558,950	$1,202,184

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share Information )

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	06/30/19	03/31/19	12/31/18	09/30/18	06/30/18
SELECTED FINANCIAL RATIOS:
Return (loss) on average assets	0.29%	(0.05)%	0.69%	0.63%	0.48%
Return (loss) on average stockholders’ equity	2.60%	(0.49)%	6.42%	6.03%	4.65%
Stockholders’ equity to total assets	11.12%	10.83%	10.88%	10.51%	10.25%
Net interest spread	3.46%	3.46%	3.48%	3.24%	3.21%
Net interest margin	3.52%	3.53%	3.54%	3.30%	3.28%
Efficiency ratio	90.38%	102.65%	81.00%	84.17%	85.03%
Average interest-earning assets to average interest-bearing liabilities	111.45%	111.28%	110.98%	110.86%	110.53%

SELECTED FINANCIAL DATA:
Basic earnings (loss) per share	$ 0.10	$ (0.02)	$ 0.26	$ 0.25	$ 0.19
Diluted earnings (loss) per share	$ 0.10	$ (0.02)	$ 0.26	$ 0.24	$ 0.18
Book value per share	$ 16.12	$ 16.17	$ 16.34	$ 16.22	$ 16.23
Average shares used for basic EPS	7,496,457	7,506,770	7,506,106	7,430,967	7,448,037
Average shares used for diluted EPS	7,626,661	7,506,770	7,601,759	7,557,068	7,594,698
Total shares issued and outstanding	7,486,106	7,497,357	7,506,855	7,500,860	7,421,426

LOANS ORIGINATED FOR SALE:
Retail originations	$ 9,593	$ 72,353	$ 87,913	$ 127,133	$ 152,600
Wholesale originations	4,057	38,353	58,504	69,188	89,047
Total loans originated for sale	$ 13,650	$ 110,706	$ 146,417	$ 196,321	$ 241,647

LOANS SOLD:
Servicing released	$ 40,956	$ 134,264	$ 165,484	$ 211,050	$ 228,903
Servicing retained	2,003	2,409	2,026	758	4,992
Total loans sold	$ 42,959	$ 136,673	$ 167,510	$ 211,808	$ 233,895

	As of	As of	As of	As of	As of
	06/30/19	03/31/19	12/31/18	09/30/18	06/30/18
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$ 250	$ 250	$ 250	$ 250	$ 283
Allowance for loan losses	$ 7,076	$ 7,080	$ 7,061	$ 7,155	$ 7,385
Non-performing loans to loans held for investment, net	0.71%	0.69%	0.69%	0.78%	0.67%
Non-performing assets to total assets	0.57%	0.55%	0.54%	0.64%	0.59%
Allowance for loan losses to gross loans held
for investment	0.80%	0.79%	0.80%	0.81%	0.81%
Net loan charge-offs (recoveries) to average loans receivable (annualized)	(0.01)%	(0.01)%	(0.05)%	- %	(0.02)%
Non-performing loans	$ 6,218	$ 6,115	$ 6,062	$ 6,862	$ 6,057
Loans 30 to 89 days delinquent	$ 665	$ 699	$ 2	$ -	$ 805

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	06/30/19	03/31/19	12/31/18	09/30/18	06/30/18
Recourse provision (recovery) for loans sold	$ -	$ -	$ -	$ (33)	$ -
Provision (recovery) for loan losses	$ (25)	$ 4	$ (217)	$ (237)	$ (189)
Net loan charge-offs (recoveries)	$ (21)	$ (15)	$ (123)	$ (7)	$ (43)

	As of	As of	As of	As of	As of
	06/30/19	03/31/19	12/31/18	09/30/18	06/30/18
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	10.50%	10.17%	9.96%	9.59%	9.96%
Common equity tier 1 capital ratio	18.00%	17.24%	17.17%	16.62%	16.81%
Tier 1 risk-based capital ratio	18.00%	17.24%	17.17%	16.62%	16.81%
Total risk-based capital ratio	19.13%	18.34%	18.26%	17.71%	17.90%

	As of June 30,
	2019		2018
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity:
Certificates of deposit	$ 800	2.63%	$ 600	1.91%
U.S. SBA securities	2,896	2.85	2,986	2.11
U.S. government sponsored enterprise MBS	90,394	2.84	84,227	2.17
Total investment securities held to maturity	$ 94,090	2.84%	$ 87,813	2.17%

Available for sale (at fair value):
U.S. government agency MBS	$ 3,613	3.86%	$ 4,384	2.95%
U.S. government sponsored enterprise MBS	2,087	4.75	2,762	3.78
Private issue collateralized mortgage obligations	269	4.66	350	3.97
Total investment securities available for sale	$ 5,969	4.21%	$ 7,496	3.30%

Total investment securities	$ 100,059	2.92%	$ 95,309	2.26%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)

	As of June 30,
	2019		2018
	Balance	Rate(1)	Balance	Rate(1)

LOANS HELD FOR INVESTMENT:
Held to maturity:
Single-family (1 to 4 units)	$324,952	4.50%	$314,808	4.34%
Multi-family (5 or more units)	439,041	4.52	476,008	4.20
Commercial real estate	111,928	4.92	109,726	4.71
Construction	4,638	7.34	3,174	6.65
Other	167	6.50	167	6.50
Commercial business	478	6.72	500	6.17
Consumer	134	15.50	109	14.71
Total loans held for investment	881,338	4.58%	904,492	4.33%

Advance payments of escrows	53		18
Deferred loan costs, net	5,610		5,560
Allowance for loan losses	(7,076)		(7,385)
Total loans held for investment, net	$879,925		$902,685

Purchased loans serviced by others included above	$33,934	3.78%	$20,477	3.32%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

	As of June 30,
	2019		2018
	Balance	Rate(1)	Balance	Rate(1)

DEPOSITS:
Checking accounts – non interest-bearing	$90,184	-%	$86,174	-%
Checking accounts – interest-bearing	257,909	0.12	259,372	0.11
Savings accounts	264,387	0.20	289,791	0.21
Money market accounts	35,646	0.28	34,633	0.29
Time deposits	193,145	1.12	237,628	1.05
Total deposits	$841,271	0.37%	$907,598	0.39%

BORROWINGS:
Overnight	$-	-%	$15,000	2.08%
Three months or less	-	-	-	-
Over three to six months	-	-	-	-
Over six months to one year	-	-	10,000	1.53
Over one year to two years	20,000	3.85	-	-
Over two years to three years	21,107	2.06	20,000	3.85
Over three years to four years	10,000	2.25	21,163	2.07
Over four years to five years	30,000	2.25	10,000	2.25
Over five years	20,000	2.70	50,000	2.43
Total borrowings	$101,107	2.62%	$126,163	2.47%

(1) The interest rate described in the rate column is the weighted-average interest rate or cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	Quarter Ended		Quarter Ended
	June 30, 2019		June 30, 2018
	Balance	Rate(1)	Balance	Rate(1)

SELECTED AVERAGE BALANCE SHEETS:
Loans receivable, net (2)	$879,835	4.35%	$986,403	4.13%
Investment securities	105,024	2.52%	99,779	1.55%
FHLB – San Francisco stock	8,199	6.93%	8,180	6.85%
Interest-earning deposits	71,768	2.35%	41,488	1.84%
Total interest-earning assets	$1,064,826	4.06%	$1,135,850	3.84%
Total assets	$1,095,818		$1,168,205

Deposits	$854,359	0.36%	$909,961	0.38%
Borrowings	101,112	2.65%	117,651	2.53%
Total interest-bearing liabilities	$955,471	0.60%	$1,027,612	0.63%
Total stockholders’ equity	$121,129		$120,545

(1) The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2) Includes loans held for investment and loans held for sale at fair value, net of the allowance for loan losses.

	Fiscal Year Ended		Fiscal Year Ended
	June 30, 2019		June 30, 2018
	Balance	Rate(1)	Balance	Rate(1)

SELECTED AVERAGE BALANCE SHEETS:
Loans receivable, net (2)	$926,003	4.33%	$986,815	4.06%
Investment securities	97,870	2.09%	90,719	1.48%
FHLB – San Francisco stock	8,199	8.62%	8,126	6.99%
Interest-earning deposits	67,816	2.24%	53,438	1.45%
Total interest-earning assets	$1,099,888	4.03%	$1,139,098	3.75%
Total assets	$1,130,666		$1,172,003

Deposits	$880,118	0.38%	$915,344	0.38%
Borrowings	109,558	2.58%	113,984	2.56%
Total interest-bearing liabilities	$989,676	0.63%	$1,029,328	0.62%
Total stockholders’ equity	$121,702		$123,283

(1) The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2) Includes loans held for investment and loans held for sale at fair value, net of the allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (1) (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of	As of
	06/30/19	03/31/19	12/31/18	09/30/18	06/30/18
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$3,315	$2,657	$2,572	$2,773	$2,665
Construction	971	745	745	745	-
Total	4,286	3,402	3,317	3,518	2,665

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	1,891	2,669	2,698	3,280	3,328
Commercial business loans	41	44	47	64	64
Total	1,932	2,713	2,745	3,344	3,392

Total non-performing loans	6,218	6,115	6,062	6,862	6,057

Real estate owned, net	-	-	-	524	906
Total non-performing assets	$6,218	$6,115	$6,062	$7,386	$6,963

(1)  The non-performing loans balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans and include fair value credit adjustments.